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                                  Exhibit 99.1

Company Press Release

E-Sync Networks Acquires Braincraft Technologies

Leading Business-to-Business Solution Provider Now Offers Creative Web Site Design Services

TRUMBULL, Conn., E-Sync Networks, Inc. (OTCBB:ESNI - news;
www.e-syncnet.com), a leading global provider of managed e-business-to-business applications and services, today announced the acquisition of Braincraft Technologies, a leading provider of web-based corporate training and communication tools to major enterprise clients.

The addition of Braincraft Technologies enables E-Sync Networks to leverage Braincraft's expertise in the development of innovative communications solutions across internal and external settings.

"Our acquisition of Braincraft represents a positive step forward for our customers," says John C. Maxwell, Chairman and CEO of E-Sync Networks. "E-Sync Networks Fortune 1000 client base will benefit greatly from Braincraft's expertise in creating online products and services, and our combined capabilities will offer organizations a single source for comprehensive e-business applications. Furthermore, by having a presence in Silicon Alley, we will continue to push the creative edge on the front lines of the IT industry."

"Understanding how to create meaningful 'user experiences' is of paramount importance to delivering effective web-based e-business applications," says Dan Stechow, President and CEO of Braincraft Technologies. "Our successful track record with the Fortune 1000 will directly complement E-Sync Networks' recently announced e-business-to-business portal initiative and will accelerate the combined company's product development agenda."

Braincraft brings to E-Sync Networks a prestigious client list that includes Ameritech, AT&T, Compaq, DaimlerChrysler, Instinet, Lucent, Newcourt Financial, Polygram, and UPS, and adds more depth to E-Sync Networks strategic market focus on the financial services and automotive sectors. Recognized in the industry as a leader in out-of-the-box creative work, Braincraft received two Creative Summit Awards in 1999 for its work in the Consumer Web Site and Self-Promotion Web Site categories.

About E-Sync Networks, Inc.

Headquartered in Trumbull, CT with offices in New York and the UK, E-Sync Networks, Inc. (OTCBB:ESNI - news), is a Managed E-business Service Provider that offers leading web-based e-business applications, web supply-chain expertise, IT support and high-performance hosting capabilities to link business partners on the Internet. E-Sync Networks has an extensive Fortune 1000 client base, including Dun & Bradstreet, ESPN, FordT, IBMT, PepsiT, and Traveler's
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Insurance. The Company is majority owned by Commercial Electronics Capital
Partnership, LP (www.cellc.com), an exclusive partner of TRW, Inc. (NYSE:TRW - news) established solely to create independent businesses founded on TRW technologies in markets outside of TRW's strategic interests. More information can be found on the Internet at www.e-syncnet.com.

About Braincraft Technologies

Braincraft Technologies combines cutting-edge programming techniques, advanced instructional design methodologies, user experience design and proven project management methods to offer dependable solutions to business-to-business customer needs that maximize their return on investment. Specializing in corporate communications and employee training, Braincraft offers superior products and services to the growing Internet, Intranet and CD-ROM marketplace. More information can be found on the Internet at www.braincraft.com.

Contact:

         E-Sync Networks
         Karen Olenski, 203/601-3285
         kolenski@e-syncnet.com
or

         Environics
         Wendy Hodgson, 203/325-8772, ext. 27
         whodgson@environics-usa.com